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                                                                      EXHIBIT 99


                    NEW FOCUS ADOPTS STOCKHOLDER RIGHTS PLAN


FOR IMMEDIATE RELEASE:


SAN JOSE, California (August 1, 2001): New Focus, Inc., (Nasdaq: NUFO), a leading supplier of innovative fiber-optic products for next-generation optical networks under the Smart Optics for Networks(TM) brand, today announced that the company's board of directors has adopted a stockholder rights plan. Under the plan the company will issue a non-taxable dividend of one right for each share of the company's common stock, par value of $0.001 per share, held by stockholders of record as of the close of business on August 31, 2001.

The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. New Focus indicated that the plan was not adopted in response to any attempt to acquire the company and that the company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase for $40.00 a fractional share of the company's preferred stock with economic terms similar to those of one share of the company's common stock. The rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires or announces a tender or exchange offer that would result in the acquisition of fifteen percent or more of the company's common stock while the stockholder rights plan remains in place, all rights holders, except the acquiring person or group, will be entitled to acquire the company's common stock at a discount. The effect will be to encourage third parties interested in acquiring fifteen percent or more of the company's common stock to negotiate with the company's board of directors. The board of directors may terminate the stockholder rights plan or redeem the rights for $.001 per share within certain specified time frames. The rights will expire ten years from the record date of the plan. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

ABOUT NEW FOCUS:

New Focus designs, manufactures and markets innovative fiber-optic products for next-generation optical networks. The company's Smart Optics for Networks(TM) products enhance the performance of next-generation optical networks by enabling higher channel counts, faster data rates, longer reach lengths, new service capabilities, and lower costs of ownership. Founded in 1990, the company remains a leader in the creation of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California and has operations in Camarillo, California, Madison, Wisconsin, and Shenzhen, People's Republic of China.

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For more information about New Focus visit the company's Internet home page at
http://www.newfocus.com, call our Investors Relations Department at 408-284-NUFO, or e-mail us at investor@newfocus.com.


     COMPANY CONTACTS:

     William L. Potts, Jr., Chief Financial Officer    408-284-5184
     David A. Shoquist, Treasurer                      408-284-4912